NVEST FUNDS DISTRIBUTOR, L.P.
                               399 Boylston Street
                           Boston, Massachusetts 02116

                            SPECIAL DEALER AGREEMENT

As dealer for our own account, we offer to sell to you shares of the AEW Real Estate Securities Fund (the "Fund"), of which we are a principal underwriter as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), and from which we have the right to purchase shares.

With respect to the Fund:

1. In all sales of shares of the Fund ("Fund shares") to the public you shall act as principal for your own account or agent for the account of your customers, and in no transaction shall you have any authority to act as agent for the Fund or for us.

2. Orders received from you will be accepted by us only at the public offering price applicable to each order, except for transactions to which a reduced offering price applies as provided in the then current Prospectus (which term as used herein shall include the Statement of Additional Information) of the Fund. The minimum dollar purchase of Fund shares by any investor shall be the applicable minimum amount described in the then current Prospectus of the Fund and no order for less than such amount will be accepted hereunder. The public offering price shall be the net asset value per share plus the sales charge, if any, applicable to the transaction, expressed as a percentage of the public offering price, as determined and effective as of the time specified in the then current Prospectus of the Fund. The procedures relating to the handling of orders shall be subject to any instructions that we shall forward from time to time to you. All orders are subject to acceptance or rejection by us in our sole discretion. Each sale of Fund shares is always made subject to confirmation by us at the public offering price next computed after receipt of an order.

3. The sales charge, if any, applicable to any sale of Fund shares by you and the dealer concession or commission applicable to any order from you for the purchase of Fund shares accepted by us shall be set forth in the then current Prospectus of the Fund. You acknowledge that as of the date hereof there are no sales charges or dealer concessions applicable to Fund shares. You may be deemed to be an underwriter in connection with sales by you of Fund shares where you receive all or substantially all of any sales charge set forth in the Fund's Prospectus, and therefore you may be subject to applicable provisions of the Securities Act of 1933, as amended (the "1933 Act").

If we are entitled to a contingent deferred sales charge ("CDSC") on redemptions of applicable Classes of Fund shares, as described in the then current Prospectus, you agree that you will sell Fund shares subject to a CDSC and that are to be held in omnibus accounts only if you are a NETWORKING participant with the National Securities Clearing Corporation and if such accounts are established pursuant to a NETWORKING Agreement.

Reduced sales charges or no sales charge may apply to certain transactions under letter of intent, combined purchases or investments, reinvestment of dividends and distributions, repurchase privilege, unit investment trust distribution reinvestment or other programs, as described in the then current Prospectus of the Fund.

4. You agree to purchase Fund shares only from us or from your customers. If you purchase Fund shares from us, you agree that all such purchases shall be made only (a) to cover orders already received by you from your customers, (b) for your own bona fide investment, or (c) for investments by any IRS qualified pension, profit sharing or other trust established for the benefit of your employees or for investments in Individual Retirement Accounts established by your employees, if you so advise us in writing prior to any sale of Fund shares pursuant to this subparagraph (c) and if you agree to waive all your dealer concessions, if any, applicable to all sales of Fund shares pursuant to this subparagraph (c). If you purchase Fund shares from your customers, you agree to pay such customers not less than the applicable redemption price as set forth in the then current Prospectus of the Fund.

5. You shall sell Fund shares only (a) to customers at the applicable public offering price and (b) to us as agent for the Fund at the redemption price. In such a sale to us, you may act either as principal for your own account or as agent for your customer. If you act as principal for your own account in purchasing Fund shares for resale to us, you agree to pay your customer not less than the price that you receive from us. If you act as an agent for your customer in selling Fund shares to us, you agree not to charge your customer more than a fair commission for handling the transaction. You agree to receive no compensation of any kind in respect of the reinvestment dividends or distributions.

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6. You agree that in selling  Fund shares you will  comply  with all  applicable federal, state and foreign laws, rules and regulations, including the applicable provisions of the 1933 Act, the applicable rules and regulations of the National
Association  of  Securities  Dealers,  Inc.  (the  "NASD"),   including  without
limitation Conduct Rules 2310, 3110 and 2830, and the applicable rules and regulations of any jurisdiction in which you sell, directly or indirectly, any Fund shares. You agree not to offer for sale or sell the Fund shares in any jurisdiction in which the Fund shares are not qualified for sale or in which you are not qualified as a broker-dealer. In the event that you offer Fund shares outside the United States, you agree to comply with the applicable laws, rules and regulations of the foreign government having jurisdiction over such sales, including any regulations of United States military authorities applicable to solicitations to military personnel.

7. You hereby certify that all of your customers' taxpayer identification numbers ("TIN") or social security numbers ("SSN") furnished to us by you are correct and that you will not open an account without providing the customer's TIN or SSN.

8. You agree to transmit to us promptly any and all orders received by you. You shall not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding; e.g., by a change in the net asset value from that used in determining the public offering price to your customers. You agree to pay to us the offering price, less any dealer concession to which you are entitled, within three (3) business days of our confirmation of your order, or such shorter time as may be required by law.

9.  We will not accept from you any conditional orders for Fund shares.

10. If any Fund shares sold to you under the terms of this Agreement are redeemed by the Fund or repurchased by us as agent for the Fund within seven (7) business days after the date of our confirmation of the original purchase by you, it is agreed that you shall forfeit your right to any dealer concession or commission received by you on such Fund shares.

We will notify you of any such repurchase or redemption within ten (10) business days after the date thereof, and you shall forthwith refund to us the entire concession or commission, if any, allowed or paid to you on such sale. We agree, in the event of any such repurchase or redemption, to refund to the Fund the portion of the sales charge, if any, retained by us and upon receipt from you of the concession allowed to you, if any, to pay such refund forthwith to the Fund.

11. Payment for Fund shares sold to you shall be made on or before the settlement date specified in our confirmation, at the office of our clearing agent, and by check payable to the order of the Fund, which reserves the right to delay issuance, redemption or transfer of Fund shares until such check has cleared. If such payment is not received by us, we reserve the right, without notice, forthwith either to cancel the sale or, at our option, to sell the Fund shares ordered back to the Fund.

12. You will also act as principal in all purchases by a shareholder for whom you are the dealer of record of Fund shares with payments sent directly by such shareholder to the Shareholder Services and Transfer Agent (the "Agent") specified in the then current Prospectus of the Fund, and you authorize and appoint the Agent to execute and confirm such purchases to such shareholder on your behalf. The Agent will remit not less frequently than monthly to you the amount of any concessions due with respect to such purchases, except that no concessions will be paid to you on any transaction for which your net sales concession is less than the total of $5.00 in any one month. You also represent that with respect to all such direct purchases by such shareholder, you may lawfully sell Fund shares in the state designated as such shareholder's record address.

13. Stock certificates for Fund shares sold to you shall be issued only to the extent set forth in the then current Prospectus of the Fund and then only if specifically requested and upon terms specified from time-to-time by the Trustees of the Fund. If no open account registration or transfer instructions are received by the Agent within 20 days after payment by you for Fund shares sold to you, an open account for such Fund shares will be established in your name. You agree to hold harmless and indemnify us, the Agent and the Fund for any loss or expenses resulting from such open account registration of such Fund shares.

14. No person is authorized to make any representations concerning Fund shares except those contained in the then current Prospectus of the Fund and in sales literature issued by us, if any, supplemental to such Prospectus. In purchasing Fund shares from us, you shall rely solely on the representations contained in such Prospectus and such sales literature. We will furnish you with additional copies of such Prospectus and such sales literature and other releases and information issued by us in reasonable quantities upon request.

If, with prior approval from us, you use any advertisement or sales literature which has not been supplied by us, you are responsible for ensuring that the material complies with all applicable regulations and has been filed with the appropriate authorities. Also, you will send us copies of all such materials within (10) days of first use.

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You  shall  indemnify  and hold us  (Distributor  and its  directors,  officers, employees, and agents) harmless from and against any and all losses, claims, liabilities and expenses (including reasonable attorneys' fees) ("Losses") incurred by any of us arising out of (a) your dissemination of information regarding the Fund that is alleged to contain an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to you by or on behalf of us or our affiliated persons ("Affiliates"), as defined under the 1940 Act, or accurately derived from information published or provided by or on behalf of us or any of our Affiliates, (b) any breach by you of any representation, warranty or agreement contained in this Agreement, or (c) any willful misconduct or negligence on your part in the performance of, or failure to perform, your obligations under this Agreement, except to the extent such losses are caused by our breach of this Agreement or our willful misconduct or negligence in the performance, or failure to perform, our obligations under this Agreement. This
Section 14 shall survive termination of this Agreement.

15. The Fund reserves the right in its discretion and we reserve the right in our discretion, without notice, to suspend sales, to place restrictions on or otherwise limit the sale of Fund shares or withdraw the offering of Fund shares entirely. We reserve the right, by written notice to you, to amend, modify, cancel or assign this Dealer Agreement and to take such other action as we may deem advisable in respect of all matters pertaining to the distribution of Fund shares. We shall not be under any obligation to you, except for obligations expressly assumed by us in this Agreement. Notice for all purposes shall be deemed to be given when mailed or electronically transmitted to you.

16. This Dealer Agreement shall replace all prior agreements, if any, between you and us or any of our predecessor entities (New England Funds, L.P., TNE Investment Services Corporation, Investment Trust of Boston Distributors, Inc.) with respect to the sale of Fund shares and is conditioned upon your representation and warranty that you are registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and are licensed and qualified as a broker-dealer or otherwise authorized to offer and sell the Fund shares under the laws of each jurisdiction in which the Fund shares will be offered and sold by you. You further confirm that you are a member in good standing of NASD and you agree to maintain such membership in good standing or, in the alternative, if you are a foreign dealer not eligible for membership in NASD, you agree that in making any sales to purchasers within the United States of securities acquired from us you will conform to the provisions of paragraphs (a) and (b) of Rule 2420 of NASD's Conduct Rules.

17. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below. This Agreement shall be effective when accepted by you below and shall be construed under the laws of The Commonwealth of Massachusetts.

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IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement on the day and year first above written.

Accepted:                                     Nvest Funds Distributor, L.P.


AEW Capital Management, L.P.                  By: /s/ JOHN T. HAILER
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Dealer's Name

Two Seaport Lane, Boston, MA  02210           John T. Hailer
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Address                                       (Please Print Name)


By: /s/ JAMES J. FINNEGAN                     Date:  9/1/00
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Authorized Signature of Dealer

James J. Finnegan
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(Please print name)

Date:  9/1/00
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